Exhibit 99.1

Biofrontera Inc. Announces Preliminary Second Quarter Revenues are Up 26% to 31%

Management Reaffirms Full-Year 2023 Revenue Growth of at least 25% over Prior Year

WOBURN, Mass. (July 13, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today announced preliminary unaudited revenues for the three months ended June 30, 2023.

Revenues for the second quarter of 2023 are anticipated to be in the range of approximately $5.7 million to $5.9 million, an increase of approximately 26% to 31% compared with the second quarter of 2022. As a result, revenues for the first half of 2023 are anticipated to be in the range of approximately $14.4 million to $14.6 million, representing growth of approximately 1% to 3% compared with the first half of 2022.

“We are proud of the hard work of our commercial teams, which resulted in year-over-year revenue growth without the benefit of a price increase for Ameluz® as we had in 2022. The revenue trends and record-high second quarter results reflect increasing adoption among dermatologists of photodynamic therapy for the field treatment of actinic keratosis. Of note, our sales force has been successful in securing larger contracts, which will help make our quarterly financial results more predictable. New hires have performed admirably well while the balance of our maturing salesforce is executing to plan,” said Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc.

Biofrontera Inc. affirms its previously announced expectations for full-year 2023 growth in revenue to be at least 25% compared with 2022.

The preliminary unaudited revenues described in this press release are estimates only and are based on currently available information. Final results may vary from the preliminary revenue estimates. Biofrontera Inc. expects to report financial results for the second quarter of 2023 in August 2023. Details concerning that announcement and conference call will be provided in the coming weeks.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to Biofrontera Inc.’s (the “Company”) preliminary revenues for the three and six months ended June 30, 2023, expectations for revenue growth in 2023, the adoption of PDT for the treatment of actinic keratoses by dermatologists, the achievements of our salesforce and the performance of the Company’s new hires. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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